Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
MARATHON PETROLEUM CORPORATION

Marathon Petroleum Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

FIRST: Article TWELVE of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

“Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former Director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Restated Certificate of Incorporation, any Preferred Stock Designation or the Bylaws of the Corporation (as any of them may be amended from time to time), or (iv) any other action asserting a claim that is governed by or subject to the internal affairs doctrine, shall be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court for the District of Delaware). To the fullest extent permitted by law, if any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a claim arising under the Securities Act of 1933.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provision of this Article TWELVE.”

SECOND: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 29th day of April, 2022.

MARATHON PETROLEUM CORPORATION

By:	/s/ Molly R. Benson
Name:	Molly R. Benson
Title:	Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary